Exhibit 99.1

Liberty Global Appoints Betzalel Kenigsztein as President and Chief Operating Officer of its Latin American and Caribbean Operations

Denver, Colorado – June 2, 2015:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that Betzalel Sergio Kenigsztein, currently Managing Director for Liberty’s Central and Eastern European (“CEE”) region, has been appointed to the role of President and Chief Operating Officer of Liberty Global’s Latin American and Caribbean Operations (the “LiLAC Group”), effective July 1, 2015. In this role, Betzalel will report directly to Liberty Global’s Chief Executive Officer (“CEO”) Mike Fries.

Betzalel was born in Argentina and is ideally positioned for this new role with more than 25 years of experience in the cable industry and a proven track record at Liberty Global. He joined the company in 2004 as CTO of Liberty’s business in the Netherlands leading a crucial phase of innovation, and in 2009 was appointed Managing Director of Hungary, stabilizing the company’s results in a very competitive market. In 2013, Betzalel was promoted to Managing Director for the CEE region, which encompasses over 8 million video, voice and broadband RGUs across five countries. Before his time at Liberty Global, he held a range of senior management positions in the Israeli cable industry.

Betzalel will work closely with Mike on managing Liberty’s businesses in Chile and Puerto Rico, while further developing strategic opportunities in the region. His appointment comes at an important moment as the company intends to implement its previously announced tracking stock for the LiLAC Group on July 1, 2015.

CEO Mike Fries commented, "We are committed to growing our business in the Latin American and Caribbean region through the LiLAC tracking stock, and Betzalel brings extensive strategic and operational knowledge to this new role. I have worked with Betzalel for many years and have great confidence in his ability to support our world-class operations in Chile and Puerto Rico, and lead the development of new opportunities in this fast growing region.”

A successor for Betzalel Kenigsztein’s role as Managing Director for the CEE region will be announced in due course.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at March 31,
2015. In addition, we served five million mobile subscribers and offered WiFi access across over five million access points.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty
Cablevision. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	1 303 220 4218	Marcus Smith	44 20 7190 6374
Christian Fangmann	49 221 8462 5151	Bert Holtkamp	31 20 778 9800
John Rea	1 303 220 4238	Hanne Wolf	1 303 220 6678

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